UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) July 9, 2010

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2895 Greenspoint Parkway, Suite 600 Hoffman Estates, IL	60169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 781-3600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Career Education Corporation (“CEC”) is furnishing this update regarding certain accreditation action taken with respect to American InterContinental University (“AIU”), a member of CEC’s network of universities, colleges and schools.

As previously disclosed, AIU’s accrediting agency, the Higher Learning Commission of the North Central Association of Colleges and Schools (“HLC”), commissioned an advisory team to visit AIU in January 2010. The advisory team conducted a review of AIU, with particular focus on program integrity. Based on the results of its review, the HLC advisory team did not cite AIU for any violations of any HLC accreditation criteria, including but not limited to those related to program length and credit hours, and did not recommend any sanction or limitation on AIU’s accreditation status. The advisory team recommended a focused visit for 2011 or 2012 to evaluate AIU’s transition to a new undergraduate credit structure which was introduced in February 2010. All new undergraduate students starting at AIU are enrolled in programs with this new credit structure.

In accordance with HLC policy, the advisory team’s recommendation that HLC conduct a focused visit to evaluate AIU’s transition to a new undergraduate structure was subject to review and approval by the HLC Institutional Actions Council (“IAC”) and validation by the HLC Board of Trustees. The advisory team’s recommendation was approved by the IAC on June 14, 2010, and the decision of the IAC was validated by the HLC Board of Trustees on June 23, 2010. AIU’s updated Statement of Affiliation Status and Organizational Profile were posted to the HLC’s website on Friday, July 9, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

/s/ Michael J. Graham
Executive Vice President and Chief Financial Officer

Dated: July 9, 2010